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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE

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Contacts:
Theodore Gillette                   Richard Welch                    Heidi Hart
Chairman, President and CEO         Chief Financial Officer          Investor Relations
Vision Twenty-One, Inc.             Vision Twenty-One, Inc.          Vision Twenty-One, Inc.
813-545-4300 ext. 2103              (813) 545-4300 ext. 2118         (813) 545-4300 ext. 2124
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               VISION TWENTY-ONE ANNOUNCES INSIDER STOCK PURCHASE

Largo, FL - September 4, 1998 - Vision Twenty-One, Inc. (Nasdaq: EYES), an eye care management company, announced today that Richard L. Lindstrom, M.D., one of the worlds leading experts in ophthalmology, and the Chief Medical Officer and a Director of the Company, has informed the Company that he is purchasing 100,000 shares of the Company's outstanding stock, subject to availability.

Theodore Gillette, Chairman, President and CEO of Vision Twenty-One, stated, "Dr. Lindstrom's purchase of 100,000 shares further demonstrates the substantial commitment and confidence of our management and Board members regarding the Company's current business operations and growth strategy. Additionally, in the last four months, members of the Board and management of the Company have acquired approximately 321,000 shares of its common stock." Mr. Gillette further stated, "We believe the Company's stock is currently undervalued due to general market conditions and investor sentiment with regard to the health care services sector."

The Company currently manages 176 clinics, eight ambulatory surgery centers and four refractive eye laser centers providing the full continuum of eye care services through 218 managed eye care professionals, located primarily in seven Local Area Delivery Systems, LADS(R). Additionally, Vision Twenty-One holds approximately 100 managed care contracts covering an estimated 5.0 million exclusively contracted patient lives. The Company has approximately 5,800 affiliated eye care professionals that deliver eye care services to these patients in 40 LADS located in 27 states. In addition, the Company has approximately 6,200 eye care professionals available for potential managed care business in future markets.

Vision Twenty-One, Inc., provides a wide range of management and administrative services to its LADS, which are designed to provide for integrated networks of optometrists, ophthalmologists, refractive surgery centers, ambulatory surgery centers and retail optical centers which offer the full continuum of eye care services in local markets served by the Company.

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This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors as set forth from time to time in the Company's previous filings with the SEC including its recently filed Form 10-Q. The Company undertakes no obligation to publicly update or revise the forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.